UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  November 15, 2012

BIG THREE RESTAURANTS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9085 Charles E. Limpus Road, Orlando, Florida 32836
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 516-375-6649

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02  Termination of a Material Definitive Agreement.

See original report.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

See original report.

Item 2.05 Costs Associated with Exit or Disposal Activities.

See original report.

Section 5 - Corporate Governance and Management

Section 5.06 -Change in Shell Company Status.

Management has reconsidered the disclosure in the original report that we became a “shell company”, as defined in the federal securities laws, on November 15, 2012.  Management has determined that we were not a “shell company” during the period beginning November 15, 2012 and ending on November 20, 2012 and are not now a shell company, based on the following facts.  Our business plan beginning in 2011 was, in part, to add by acquisition restaurant businesses in addition to our pizza restaurant and sports bar and franchising operations disposed of on November 15, 2012.  Management had an additional acquisition under negotiation beginning on about July 23, 2012, but was uncertain as to whether or not an agreements could be achieved, or the period of time required to achieve agreements in principal for the acquisition.  On November 20, 2012, as a result of these negotiations, we entered into a non-binding letter of intent to acquire a total of nine Kentucky Fried Chicken* franchise stores, including associated real estate, located in Florida and Georgia, in business beginning in the early 1970s.  We expect to move toward definitive agreements for these acquisitions; and will report entry into such agreements under Section 1, Item 1.01 of Form 8-K upon signing.  The definitive agreements and closings are subject to financing in an aggregate amount of $11,450,000, among other customary requirements.

*Kentucky Fried Chicken is a trademark of KFC Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLA PETRELLA’S HOLDINGS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

November 21, 2012